Exhibit 16.1

June 26, 2013

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re: W270, Inc.

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated June 26, 2013, of W270, Inc., and are in agreement with the statements contained in the second and third paragraph, of such Item 4.01. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Goldman Kurland and Mohidin LLP

Goldman Kurland and Mohidin LLP

Encino, California